BLDRS INDEX FUNDS TRUST (ADRA)
NASDAQ FINANCIAL PRODUCTS SERVICES INCS
1735 K ST
WASHINGTON, DC 20006-1500
202. 728.8478
EX-99.C1
485BPOS Filed on 01/31/2006

Exhibit 99.C1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated January 27, 2006, relating to the statements of assets and liabilities, including the schedules of investments, of the BLDRS Index Funds Trust as of September 30, 2005, and the related statements of operations, changes in net assets and financial highlights for each of the two years in the period then ended and the period November 8, 2002 through September 30, 2003, in Post-Effective Amendment No. 4 to the Registration Statement (Form S-6 No. 333-84788) and related Prospectus of the BLDRS Index Funds Trust.

/s/ Ernst & Young LLP

New York, New York
January 27, 2006